As filed with the Securities and Exchange Commission on March 6, 2012

Registration No. 333- 149365

Registration No. 333- 110722

Registration No. 333- 55957

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-149365

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-110722

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-55957

REGISTRATION STATEMENT ON FORM S-8

UNDER

THE SECURITIES ACT OF 1933

CENTERLINE HOLDING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	13-3949418
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 Church Street

New York, NY 10007

(Address of Principal Executive Offices)

CENTERLINE HOLDING COMPANY 2007 INCENTIVE SHARE PLAN

CHARTERMAC RESTRICTED SHARE PLAN NON-QUALIFIED SHARE OPTION AGREEMENT

CHARTERMAC AMENDED AND RESTATED INCENTIVE SHARE PLAN

(Full title of the plans)

Robert L. Levy President, Chief Financial Officer and Chief Operating Officer Centerline Holding Company 100 Church Street New York, NY 10007	Copies of all communications to: Michael L. Zuppone, Esq. Paul Hastings LLP 75 East 55th Street New York, NY 10022 Telephone: (212) 318-6000
(Name and address of agent for service)

(212) 317-5700
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Centerline Holding Company (the “Company”), formerly known as CharterMac and also formerly known as Charter Municipal Mortgage Acceptance Company:

•

File No. 333-149365 pertaining to the registration of Company’s 10,000,000 common shares of beneficial interest, no par value, (the “Common Shares”), which was filed with the Securities and Exchange Commission (the “SEC”) on February 25, 2008;

•	File No. 333-110722 pertaining to the registration of 2,136,108 Common Shares, which was filed with the SEC on November 25, 2003; and

•

File No. 333-55957 pertaining to the registration of 6,787,179 Common Shares, which was initially filed with the SEC on June 3, 1998, as amended by Post-Effective Amendment No. 1 filed on March 2, 2004.

In accordance with an undertaking made by the Company in the Registration Statements to remove from registration by means of post-effective amendment any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration the securities of the Company registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 6th day of March, 2012.

CENTERLINE HOLDING COMPANY

By:	/s/ Robert L. Levy
Name:	Robert L. Levy
Title:	President, Chief Financial Officer and Chief Operating Officer

Note: No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 promulgated under the Securities Act of 1933.